Exhibit 10.24

Property Management

Agreement

PARTIES

This agreement (hereinafter referred to as the “Agreement”) is made as of February 12, 2013, by and between ARP Phoenix Fund I, LP (the “Fund”) and ARP Phoenix Fund I, GP (the “General Partner” and, together with the Fund, the “Owner”), on the one hand, and American Residential Properties TRS, LLC (“Manager”), on the other hand.

The Owner hereby appoints Manager to serve as its exclusive agent to perform the services described herein for a term commencing on the date hereof and continuing until February 12, 2014 (the “Initial Term”), subject to earlier termination or renewal in accordance with the terms hereof. Upon expiration of the Initial Term and any Renewal Term, unless this Agreement is terminated earlier in accordance with the terms hereof or either party provides the other party with written notice of non-renewal at least 30 days prior to the expiration date of the Initial Term or the applicable Renewal Term, this Agreement will automatically renew for an additional one-year period (each a “Renewal Term”), subject to any modifications in fees or other terms or provisions as the parties may agree, up to a maximum of 10 one-year periods.

Each party shall have the right to terminate this Agreement at any time with or without cause upon 30 days prior written notice to the other party.

Each party shall have the right to terminate this Agreement with cause immediately upon written notice to the other party. Cause shall mean any willful misconduct or material breach of this Agreement by the other party.

This Agreement shall supersede and replace in all respects any and all prior agreements between the parties with respect to the subject matter hereof.

PROPERTIES TO BE MANAGED UNDER THIS AGREEMENT

Each of the Properties owned now or hereafter by Owner (collectively, the “Properties”). The Properties owned by Owner as of the date of this Agreement are listed on Attachment A hereto.

REPRESENTATIONS

Owner and Manager each represents and warrants that it has full power and authority to enter into this Agreement and discharge its duties and obligations hereunder.

Owner represents and warrants that (i) it is the sole owner of the Properties listed on Attachment A with full power and authority to own and lease the Properties, (ii) no other real estate broker or manager represents Owner in connection with the management of the Properties.

MANAGER RESPONSIBILITIES AND SERVICES

Owner hereby appoints Manager with the power and authority to perform the following services for and on behalf of the Owner, applying a reasonable standard of care consistent with industry standards:

Management

All services related to the management and operation of the Properties as are customarily provided by managers of comparable quality with respect to single-family residential real estate, including but not limited to:

(1)	Manage, maintain and operate the Properties.

(2)	Enter listing agreements with third party brokerages for the leasing of Owner’s properties.

(3)	Negotiate for and enter into leases on behalf of Owner.

(4)	Collect security deposits, which shall be held in the Owner’s account.

(5)	Collect rent, which shall be deposited in the Owner’s account.

(6)	Provide the Owner with regular statements of account, upon Owner’s request.

(7)	Provide the Owner with access to the Manager’s tracking and reporting systems. (8) Provide the Owner full access to data gathered by the Manager.

Tenant Performance

Manager shall make reasonable efforts to screen potential tenants and to collect rents, but does not guarantee future performance of tenants and is not obligated to refund to Owner any compensation or commission in the event of tenant breach.

Tenant Screening

Prospective tenants will submit credit information, and Manager will initiate the qualifying process, which includes a complete third-party credit check, and employment verification. The prospective tenant pays all cost of that investigation. Manager will make reasonable efforts to obtain accurate information regarding prospective tenants. However, information accuracy is limited by the 3rd party information provider; Manager IS NOT RESPONSIBLE FOR INACCURATE OR INCOMPLETE INFORMATION. Owner agrees to allow Manager to use discretion and judgment in enforcing the terms or conditions of said lease and does not hold the Manager responsible for making any rental payments or other costs not paid by tenants. Owner hereby specifically authorizes Manager to take such action. Owner agrees to hold harmless Manager for any actions of the tenant. Manager is to retain application and credit check fees paid by all prospective tenants. The Owner authorizes the Manager, in the exercise of Manager’s sole discretion, to perform all necessary services required when the tenant is delinquent with rents including but not limited to: termination of lease(s), contracting eviction procedures through an attorney, sign papers for legal process, recover possession of the Owner’s Property, re-instate tenancies and/or release such actions of lawsuits as the Manager feels necessary to protect the Owner and/or Manager’s interest. All charges are billed to tenant but Owner is responsible in the event tenant does not pay. Cost may include special mailings, long distance phone calls, process services, attorney fees, and bookkeeping fees to provide attorney with documents to file court cases.

Accounting / Trust Accounts

Manager will maintain accounting for all receipts and disbursements. Manager agrees to submit monthly reports of all activity on the Properties to Owner on a monthly basis, as requested by Owner. No trust accounts will be utilized for Owner’s funds – all rents and security deposits shall be deposited directly into Owner’s account and all payments shall be made on Owner’s behalf directly from Owner’s account.

Priority of Monies

Rents and charges collected from tenants shall be disbursed in the following order of priority: a) Manager’s fees, b) Reimbursement to Manager for out of pocket expenses, c) Payment to vendors, d) Reserve account deficiencies, and e) Balance to Owner.

Property Repairs and Maintenance

Owner’s account may be utilized by Manager to advance repairs for Properties. Owner authorizes the Manager to use its judgment to effect repairs to the Properties as circumstances may demand. Manager may make or cause to be made, repairs as may be required by law or the existing lease agreement between the Owner and the tenant. Manager may hire, discharge and supervise all contractors as may be required for unless otherwise noted. Manager is authorized by Owner to use a “handyman” and not necessarily a “licensed contractor” for work performed on the Properties. Extensive repairs such as electrical, plumbing and roof will be done by a licensed contractor when necessary. Owner agrees to hold Manager harmless except for gross negligence as defined by Arizona Revised Statutes. Manager shall on behalf of the Owner, hire, supervise, and discharge all independent contractors required for the maintenance and operation of the Properties. Independent contractors are not required to be licensed contractors.

Property Inspections

At Owner’s request, Manager will provide semi-annual inspection of each Property for $100.00.

Property Dispositions

Consistent with past practice, at the sole cost and expense of the Owner, all services related to the disposition of properties at the direction of Owner. Notwithstanding the foregoing, Manager shall not list or enter into any agreement to sell any Property without the prior consent of Owner, and Manager understands and agrees that Owner, and not Manager, shall have the sole authority to enter into any agreement to sell a Property.

Fund Administration

Consistent with past practice, at the sole cost and expense of the Owner, Manager shall perform all services required to be performed by the General Partner with respect to the administration of the Fund in accordance with the terms and conditions of the Agreement of Limited Partnership of the Fund (the “Fund Partnership Agreement’), including but not limited to:

(1)	Engaging accountants at the Fund’s cost and overseeing all Fund accounting and financial reporting functions;

(2)	Administering investor capital accounts and causing all investor reports, including annual Form K-1 reports, to be prepared and delivered to Fund investors in a timely manner in accordance with the requirements of the Fund Partnership Agreement; and

(3)	Overseeing the processing and payment of all Fund investor distributions.

Owner acknowledges that Manager shall not assume the fiduciary duties of the General Partner with respect to the Fund and its limited partners, and that the General Partner shall retain such fiduciary duties.

Right to Contract on Behalf of Owner

Manager is authorized to enter into contracts for electricity, gas, fuel, water, trash, or rubbish hauling and other services as Manager may deem advisable. Owner shall assume the obligations under any contract so entered into.

Compliance with Laws

Manager shall have full authority to take those steps necessary to comply with any city, state and federal laws and regulations, as it may deem necessary in its sole discretion. The Owner will hold the Manager harmless for actions taken in the exercise of the Manager’s discretion.

Rental Taxes and Licensing

Owner is responsible for rental taxes. Manager is hereby authorized to secure individual tax licenses for Owner (as required). Owner is to pay individual license fees. Manager shall forward collected rental taxes to appropriate agency and process the monthly tax forms for the Owner. Pursuant to ARS-#33-1901 & 1902, Owner is to maintain compliance and remain current with state laws. Manager shall register Owner annually and shall maintain compliance and licensing.

Collection and Enforcement

Manager shall in the exercise of its reasonable discretion, take all reasonably necessary enforcement actions when a tenant is delinquent in the payment of rents and other charges due under the lease, or otherwise breaches any other material terms or condition of the lease including, but not limited to: termination of tenancies, instituting a special detainer action, sign papers for legal process, recover possession of the Properties, re-instate tenancies and/or release such legal actions. All charges related to such enforcement actions shall be billed to tenant as additional rent; however, the Owner is responsible to pay the cost upon demand. Cost may include but is not limited to late fees, special mail fees, long distance calls, process services, attorney fees, and bookkeeping fees. Any cost ultimately recovered from the tenant shall be credited to the Owner’s account.

Eviction Judgment and Garnishment

In the event legal action is required, Owner shall pay Manager $100.00 as compensation for Manager’s costs incurred in connection with such legal proceeding. This fee will cover the cost of all court appearances and coordination with collection agency. Owner acknowledges that Manager may contract with third parties to collect past due balances and that said third parties may retain a portion of any monies collected as compensation for their efforts.

OWNER RESPONSIBILITY

Registration and Licensure

Owner shall register the Properties with the County Assessor and will accept legal service. Owner will purchase any business license or other licenses required by the applicable government authority.

Insurance

Owner, at Owner’s sole expense, shall maintain adequate homeowner’s insurance, public liability insurance and any other necessary insurance on the Properties in an adequate amount to protect the interest of the Owner. Owner shall name Manager as co-insured on all insurance policies covering the Properties and provide Manager the Certificate of Insurance or copies of the policies. Such insurance shall remain in full force and effect during the term of this Agreement and any renewals thereafter. Owner may direct Manager to act on Owner’s behalf with respect to the procurement and maintenance of such insurance policies.

Legal and Tax Advice

Owner recognizes, acknowledges and agrees that Manager is not qualified or licensed to provide legal or tax advice.

Mortgage Payments

Owner is responsible for making all mortgage payments if applicable.

Utilities

Manager is responsible for authorizing activation and transfer of all utilities. Owner is responsible for all utilities expenses during times of vacancy.

Homeowner Associations

Owner shall make homeowners association and property management fee payments.

COMPENSATION AND FEES

Owner agrees to pay Manager a fee, payable monthly in cash, in an amount equal to 6% of the lease payments paid by or on behalf of tenants at the Properties. Owner shall pay all expenses and out of pocket costs incurred with respect to the repair and maintenance of the Properties, and such other costs and expenses described as payable by Owner in this Agreement. Manager shall pay the fees payable to any sub-manager engaged by Manager to assist Manager in the performance of its obligations under this Agreement.

NOTICES

Any notice, demand, delivery, request or other communication which any party hereto may be required or may desire to give shall be in writing and shall be deemed to have been properly given if addressed as set forth below and (a) if hand delivered, when delivered; or b) if mailed, by United States Registered or Certified Mail postage prepaid, return receipt requested upon receipt or refusal of receipt; or (c) if by Federal Express or other reliable express service from whom proof of delivery is available, upon receipt; or (d) if sent via email transmission or facsimile, on the day of transmission (as confirmed by sender’s facsimile equipment or email system).

CHOICE OF LAW

This Agreement is made pursuant to, shall be construed in accordance with and all issues relating to the compliance with state regulatory and licensing requirements shall be governed by the laws of the State of Arizona.

SUCCESSORS AND ASSIGNS

Both parties consider this written consent and grant that this Agreement shall be binding upon the successors, their heirs, administrators, executors and assigns of Owner and Manager.

SEVERABILITY

If any provision or term of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent of law.

COUNTERPARTS

This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively an Agreement: but in making proof of this Agreement, it shall be necessary to produce or account for more than one such counterpart.

POWER OF ATTORNEY/ATTORNEY IN FACT

Owner grants Power of Attorney to Manager and authorizes Manager to act as its Attorney in Fact in relation to the Properties to make contracts for any and all utilities including electricity, gas, water, waste management, etc. Notice to utility companies: Owner grants Manager Power of Attorney to put these services in place in the Owner’s name. Manager is further authorized to communicate and act on Owner’s behalf with all HOA matters and further authorizes any tenant living in the Properties to interact with the HOA pertaining to matters arising from their tenancy.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

MANAGER:

American Residential Properties TRS, LLC

By:	/s/ Terrence A. Plas
	Name:	Terrence A. Plas
	Title:	VP, Designated Broker

OWNER:

ARP Phoenix Fund I, LP

By:	ARP Phoenix Fund I GP, LLC, for itself and for ARP Phoenix Fund I, LP

By:	/s/ Stephen G. Schmitz
	Name:	Stephen G. Schmitz
	Title:	Managing Member